 CV Therapeutics Ending Co-Promotion of ACEON(R) (perindopril erbumine) Tablets
PALO ALTO, Calif., Oct. 11 /PRNewswire-FirstCall/ --

CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has sent Solvay Pharmaceuticals, Inc. a notice of termination under the companies' co-promotion agreement for ACEON(R) (perindopril erbumine) Tablets. Over the next several weeks, CV Therapeutics will conclude its promotion of ACEON.

There are no financial commitments for either company related to the termination of the co-promotion agreement. CV Therapeutics does not expect to recognize further revenues from ACEON.

"We are excited to focus our promotional efforts on Ranexa, as we continue to see growing interest in the cardiology community," said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets) is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including dependence on Ranexa; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

SOURCE CV Therapeutics, Inc.
10/11/2006
CONTACT: John Bluth, Senior Director of Corporate Communications and Investor Relations, of CV Therapeutics, Inc., +1-650-384-8850
Web site: http://www.cvt.com
(CVTX)